UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 13, 2007
Noven Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-17254	59-2767632

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11960 S.W. 144th Street, Miami, Florida	33186

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 305-253-5099
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
     (b) Diane M. Barrett announced that she will retire as vice president and chief financial officer of Noven Pharmaceuticals, Inc. (“Noven”), effective December 31, 2007. Ms. Barrett will continue as a vice president of Noven beginning on the date on which her successor as vice president and chief financial officer of Noven begins his employment and ending on the effective date of her retirement.
     (c) On November 13, 2007, Michael D. Price was appointed vice president and chief financial officer of Noven. He is expected to begin his employment with Noven in that position on November 19, 2007.
          Mr. Price retired from Bentley Pharmaceuticals, Inc. in September 2006 and has been retired since that time through November 2007. During his retirement, Mr. Price periodically acted as a financial consultant. Prior to his retirement, Mr. Price served as chief financial officer, vice president/treasurer and secretary of Bentley Pharmaceuticals, Inc., where he was employed from March 1992 until September 2006. Mr. Price also served on Bentley’s Board of Directors from 1995 until 2004. Prior to joining Bentley Pharmaceuticals, Inc., he was employed as a financial and management consultant with Carr Financial Group from March 1990 to March 1992. Prior thereto, he was employed as Vice President of Finance with Premiere Group, Inc. from June 1988 to February 1990. Prior thereto, Mr. Price was employed by Price Waterhouse (now PricewaterhouseCoopers) from January 1982 to June 1988 where his last position was Audit Manager. Mr. Price received a B.S. in Business Administration with a concentration in Accounting from Auburn University and an M.B.A. from Florida State University. Mr. Price is a Certified Public Accountant licensed by the State of Florida.
          While Mr. Price did not enter into an employment agreement with Noven in connection with his appointment as vice president and chief financial officer of Noven, the material terms of his compensation are as follows. Mr. Price will receive an annual base salary of $286,000, an annual bonus target of 45% of his annual base salary, a $7,200 annual automobile allowance, and a one-time signing bonus of $10,000. Noven will also provide Mr. Price with relocation benefits, including temporary housing expenses, moving expenses, realtor fees and incidental travel expenses during his transition between his current residence and Miami, Florida. Mr. Price will also receive a grant of stock-settled stock appreciation rights (“SSARs”) under Noven’s 1999 Long-Term Incentive Plan with a value of $400,000 (using the Black-Scholes valuation method) on the date he commences employment with Noven. Mr. Price’s SSARs will vest in equal installments on the first four anniversaries of the date on which they are granted, and, if not exercised, will expire seven years after the date on which they are granted. Upon commencing employment with Noven, Mr. Price will enter into a change of control agreement with Noven, the terms of which are substantially the same as the change of control agreements entered into with Noven’s other senior officers and which is described in detail in Noven’s most recently filed proxy statement and a copy of which has been filed with the Securities and Exchange Commission.
     (e) In connection with her retirement, Ms. Barrett entered into a letter agreement with Noven, the material terms of which are as follows. In exchange for Ms. Barrett’s continued employment through December 31, 2007 and her execution of a general release in favor of Noven, Noven has agreed to pay Ms. Barrett a total of $395,850, in bi-weekly installments for a period of one year after December 31, 2007. Additionally, Ms. Barrett will receive her 2007 annual bonus to be determined in accordance with Noven’s 2007 Annual Incentive Plan, which will be paid at the same time and in the same manner as such bonus is paid to Noven’s other executive officers. Ms. Barrett’s participation in Noven’s medical and dental insurance programs will continue for thirteen months after December 31, 2007. Ms. Barrett’s equity awards (stock options and SSARs) granted under Noven’s 1999 Long-Term Incentive Plan will continue to vest through December 31, 2007, at which point all vesting will cease and she will have one year within which to exercise any and all vested equity awards under and in accordance with Noven’s 1999 Long-Term Incentive Plan. The foregoing description of Ms. Barrett’s letter agreement is qualified in its entirety by reference to the full text of such letter agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
          The material terms of Mr. Price’s compensation are described in the last paragraph of Item 5.02(c) and are incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On November 14, 2007, the Board of Directors of Noven amended Article VII of Noven’s Bylaws, as amended and restated as of February 8, 2001, to allow for the issuance of uncertificated shares of Noven’s capital stock. The Board of Directors adopted this amendment, which became effective on November 14, 2007, in response to new Securities and Exchange Commission rules and Nasdaq Stock Market listing standards which require securities listed on the Nasdaq Stock Market to be eligible for a direct registration system by January 2008.
          The foregoing description of the amendment to Noven’s Bylaws is qualified in its entirety by reference to the full text of Noven’s Bylaws, as amended by such amendment, a copy of which is attached hereto as Exhibit 3.2 and is incorporated herein by reference. This copy has been “black-lined” to show such amendment to Noven’s Bylaws.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit 3.2	Bylaws of Noven Pharmaceuticals, Inc., as of November 14, 2007.

Exhibit 10.1	Letter Agreement, dated November 13, 2007, between Diane M. Barrett and Noven Pharmaceuticals, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2007	Noven Pharmaceuticals, Inc.
	By:	/s/ Jeff Mihm
Jeff Mihm,
Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit	Description

3.2	Bylaws of Noven Pharmaceuticals, Inc., as of November 14, 2007.

10.1	Letter Agreement, dated November 13, 2007, between Diane M. Barrett and Noven Pharmaceuticals, Inc.